As filed with the Securities and Exchange Commission on January 5, 2024
Registration Statement No. 333-266068 333-257620 333-257015

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266068

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257620

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257015

UNDER THE SECURITIES ACT OF 1933

MIDWEST HOLDING INC. (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0362426 (I.R.S. Employer Identification No.)

2900 South 70th Street, Suite 400 Lincoln, Nebraska 68506 (Address of Principal Executive Offices)(Zip Code)

Midwest Holding Inc. 2019 Long-Term Incentive Plan

Midwest Holding Inc. 2020 Long-Term Incentive Plan, as amended

(Full title of the plan)

Georgette Nicholas

Chief Financial Officer

2900 South 70th Street, Suite 400

Lincoln, Nebraska 68506

(Name and address of agent for service)

(402) 489-8266

(Telephone number, including area code, of agent for service)

Copies to:

Lauren M. Colasacco, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY

Phone: (212) 390-4583

Facsimile: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Midwest Holding Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-266068), filed with the SEC on July 8, 2022, registering shares of the Company’s voting common stock, par value $0.001 per share (“Common Stock”), in connection with the Company’s 2020 Long-Term Incentive Plan, as amended;

•	Registration Statement on Form S-8 (No. 333-257620), filed with the SEC on July 1, 2021, registering shares of Common Stock in connection with the Company’s 2020 Long-Term Incentive Plan; and

•	Registration Statement on Form S-8 (No. 333-257015), filed with the SEC on June 11, 2021, registering shares of Common Stock in connection with the Company’s 2019 Long-Term Incentive Plan.

On December 21, 2023, pursuant to an Agreement and Plan of Merger, by and among the Company, Midas Parent, LP, a Delaware limited partnership (“Parent”), and Midas Merger Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), dated as of April 30, 2023, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Company hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, Nebraska, on January 5, 2024.

MIDWEST HOLDING INC.

By:	/s/ Georgette C. Nicholas Name: Georgette C. Nicholas Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.